Exhibit 99.2
The following is a transcript of the November 8, 2006 conference call announcing financial results for GenVec, Inc., for the three and nine months ended September 30, 2006.
Operator: Good afternoon. My name is Steven, and I will be your conference facilitator today. Welcome to GenVec’s third quarter earnings call for 2006. In just a moment, I will turn this call over to Dr. Paul Fischer, GenVec’s President and CEO. Also on the call today are Mr. Douglas Swirsky, GenVec’s Chief Financial Officer and Dr. Mark Thornton, GenVec’s Senior VP for Clinical Development.
[OPERATOR INSTRUCTIONS]
We would like to remind conference participants that this call is being recorded. If you do not wish to continue your participation, you may disconnect at any time. Finally, this conference call may contain forward-looking statements regarding GenVec’s technology and product candidates, expectations regarding future revenues and operating expenses and other financial and business matters. GenVec’s actual results may differ materially from those discussed today due to risks and uncertainties, included those described in today’s press release and in GenVec’s filings with the Securities and Exchange Commission.
Dr. Fischer, you may begin the conference.
Paul Fischer: Thank you, and good afternoon. First of all, let me say what a pleasure it is to have Doug Swirsky and Mark Thornton on the call today. GenVec’s technology and product opportunities are very exciting, but it takes great people to move them forward and build value. In a company at our stage, it is critical to have strong leadership on both the financial and clinical sides. I am confident that GenVec now has that leadership in place. Having both on the call today will give you a chance to get to know them and find out why they are excited about GenVec’s prospects.

I will begin my remarks with an update on our third-quarter progress, including announcements in the vaccines program, which have been generating a lot of interest, and our clinical trials with TNFerade, our lead oncology product candidate. Doug will then cover the third quarter financials and our outlook for the rest of 2006. Finally, Mark will share with you the basis for his enthusiasm for TNFerade and, after his remarks, we’ll open the call to your questions. Within the last month, we announced two important milestones in vaccines. The first was a contract with the National Institute of Allergy and Infectious Disease to support the advancement of their global HIV vaccine development program. This new contract could be worth up to $52 million in revenue to GenVec over five years and represents a significant commitment to our vaccine technology by the NIH.
The scope of the work under this contract includes an agreement for the NIAID to license GenVec’s proprietary cell line, adenovector, and manufacturing technologies and plans to transfer these technologies to their pilot plant. These efforts are especially noteworthy, because this is GenVec’s first outlicensing of our technologies for vaccine applications and will also involve moving our process closer to what is required for commercialization, including a significant scale-up effort and the potential for looking at new formulations that would make the vaccine more stable at ambient temperatures.
We also announced the award of an additional $3.6 million under a separate ongoing subcontract with SAIC-Frederick, covering our vaccine collaboration with the NIAID. This new funding increases the size of that contract to more than $53 million. I believe these two contracts reflect growing interest and confidence in our adenovector-based approach to vaccine development, HIV in particular, and are also helping to establish GenVec as one of the leaders in novel vaccine development.
Next year, the NIH will launch a proof of concept efficacy study against HIV using our technology. The trial is expected to enroll more than 10,000 individuals. This will be a landmark study in the development of an HIV vaccine. The clinical program, now being conducted by the NIH, has included more than 10 trials using our technology to measure the desired immune response and determine the appropriate dose and administration regimen.

The largest of these studies is a global, 480-person phase II trial. The first therapeutic clinical trial was also initiated in the last quarter, administering a vaccine including GenVec’s technology to HIV-positive individuals.
Early clinical data reported from a few of these trials have already indicated that the adenovectors can stimulate the strong, broad-based immune response sought for new vaccine candidates. We hope to see more results from these studies in the near future and will provide information on the presentation of these data when available from the NIH and their clinical collaborators. In the meantime, we are completing the production and release of drug for the 10,000-patient study so that we can begin it next year.
Our work with vaccines to prevent or treat malaria, influenza and foot and mouth disease is also moving forward, as seen by the following. One, the imminent start of a clinical trial with our malaria vaccine candidate by the Navy, two, the generation of promising protection data from our foot and mouth disease work with the USDA and Department of Homeland Security to address the nation’s number-one biothreat to our food supply and, three, the ongoing generation of data by the Vaccine Research Center as part of our influenza vaccine collaboration.
Taken together, these activities reflect the momentum of our vaccine program and bode well for the future. I believe our work in this area is really paying off and helping to establish GenVec as a leader in the development of vaccines to prevent and treat infectious disease. Keep in mind that the same technology being used for these vaccine programs is used in our therapeutic programs.
In both cases, we are using an adenovector to stimulate the production of a desired protein. In the case of TNFerade, our lead oncology candidate, that protein is tumor necrosis factor alpha, or TNF-alpha. This well known and very potent anti-tumor protein is the key to TNFerade’s biological activity. TNFerade causes the production of TNF-alpha in the tumor, where it leads to the destruction of tumor blood vessels and the necrosis, or death, of the tumor. By producing TNF-alpha locally, in the tumor, the side effects of the drug are minimized.
TNFerade is now in a pivotal, randomized, controlled trial for locally advanced pancreatic cancer. This 330 patient phase II/III trial compares TNFerade plus standard of care to standard of care alone. Standard of care is fluorouracil and radiation therapy, followed by gemcitabine or gemcitabine/Tarceva maintenance therapy for three months. Patients are randomly assigned to one of the two treatment groups. TNFerade is administered once a week, directly to the tumor, by percutaneous injection.
It is given as upfront therapy in combination with chemoradiation. Enrollment of the 51 patients in the phase II portion of the trial has been completed and the phase III portion of the study is now accruing patients. Follow-up on the first 51 patients is underway and data from these patients will be verified and used in an interim analysis of a variety of secondary endpoints, including tumor response, disease progression, tumor marker levels and rates of surgical resection. This interim analysis will be completed next quarter.

We are currently preparing the safety data from the first 25 patients treated in the TNFerade arm of the trial for comparison with data from the first 15 patients treated with standard of care. The independent drug safety monitoring board, or DSMB, for TNFerade will then review the results later this month. This could be an important milestone for the trial, which, if the results are positive, will allow us to use endoscopy as a new route of administration for TNFerade. Endoscopy facilitates the involvement of gastroenterologists with the study and will likely increase the number of sites participating in the study and further enhance enrollment rates in the trial.
We will update you on this effort in the near term and apprise you of the findings. We now have 28 sites active in the US and seven in Israel. We have an additional eight sites in the US, progressing through IRB review process. It is likely, therefore, that we will meet our target of 35 to 40 sites open this year, and evaluation of additional potential sites in the US and around the world is ongoing. Although we are focused on the pancreatic study, we also have some limited, but interesting, trials ongoing in other indications due to the apparent broad activity of TNFerade.
In our metastatic melanoma study, four sites are open and six patients have been enrolled. In the rectal study, being conducted at the NCI, five patients have now been enrolled. We would anticipate interim data from these studies to be available for presentation next year. We have also completed preparations for two head and neck cancer studies, which will be conducted at the University of Chicago and are supported by NCI funding.
In summary, it’s been a productive period for us and it is very gratifying to see so much interest in applying adenovector technology to develop both novel vaccines and therapeutics. I believe we now have very real opportunities to deliver on the promise of our technology. As a reflection of this progress, we recently attracted two talented executives to GenVec to lead our clinical and finance groups. Dr. Mark Thornton joined us last month to head up clinical development and bring the great combination of clinical trials and regulatory experience in oncology and infectious disease from his work in industry and at the FDA.
Doug Swirsky joined us in September after many years in life science investment banking and brings a fresh perspective to the company’s financial management and outreach to the financial community. Now I’d like to turn the call over to Doug Swirsky, who will update you on our third-quarter financial results and outlook for the rest of 2006. Doug?

Doug Swirsky: Thanks, Paul. I’m delighted to participate in my first quarterly conference call as GenVec’s Chief Financial Officer. I think this is a very exciting time for GenVec and our shareholders. Not only do we have a late-stage, important oncology program, but the opportunity to build value in vaccines is very compelling. I look forward to working with Paul and the rest of the management team to deliver on the promise of our technology.
During the third quarter, GenVec had a net loss of $5.3 million, or $0.08 per share, on revenues of $4.3 million, compared with a net loss of $3.3 million, or $0.06 per share, on revenues of $6.9 million in the comparable quarter in 2005. For the nine months ended September 30, 2006, we reported a net loss of $13.5 million, or $0.21 per share, compared with a net loss of $9.7 million, or $0.17 per share, for the comparable nine-month period last year.
The higher loss in the third quarter was primarily due to the increase in site activation and patient enrollment costs incurred in our pivotal pancreatic cancer trial. Our revenues for the third quarter fell from $6.9 million in 2005 to $4.3 million in 2006. This 38% decline was primarily due to the decrease in revenues earned under our HIV vaccine development contract with the NIH.
Specifically, the decline was due to lower reimbursable costs, resulting from the completion of production of clinical materials earlier in the year for the proof of concept trial, anticipated to begin in the first half of 2007. Cash used through nine months of 2006 was $11.7 million, $11 million to fund operations and $700,000 to repay our outstanding debt obligations. Capital expenditures were minimal.
We ended the third quarter of 2006 with $20.3 million in cash and investments. The company’s cash burn in support of our current product development strategy is projected at approximately $4 million per quarter. The emerging data from the phase II portion of the TNFerade pancreatic trial will be an important trigger to accelerate the expansion of the 330-patient pivotal pancreatic cancer trial, as Paul discussed earlier.
With positive data driving this expansion, we will need to raise additional funds at some point to support the TNFerade program. I am not prepared to discuss the nature or timing of any such financing, except to say that we will be thoughtful, opportunistic and sensitive to dilution, and that revenues from the recently announced vaccine contracts increases our flexibility with regard to the timing of any financing.

To put a finer point on the question of fundraising, let me review our financial guidance for the balance of this year and discuss briefly what we can predict for 2007 at this time. We conservatively anticipate ending 2006 with approximately $16 million in cash and securities, based upon revenues of approximately $18 million and cash burn of approximately $16 million this year. Our revenues next year are likely to range between $10 to $13 million, depending on the pace of partnered programs and the timing of our activities in support of them.
Next year’s burn rate is expected to be approximately $16 million, but that will depend upon the rate of enrollment in, and the results from the TNFerade pancreatic cancer trial. We will provide more specific 2007 guidance early next year when we report our 2006 year-end results. Key milestones to watch for the near term include, one, a completed safety analysis in the fourth quarter, which may provide an opportunity to add endoscopic administration to our pivotal trial in pancreatic cancer. Two, an analysis of interim data from our pivotal trial in the first quarter of 2007 with potential release of data in the first half of the year. Three, the initiation of two trials supported by the NIH utilizing TNFerade in the treatment of head and neck cancer, the initiation of a clinical trial utilizing our malaria vaccine candidate and the launch of a 10,000-subject HIV vaccine study utilizing our vaccine candidate, expected to begin during the first half of 2007.
Additional milestones to watch for, but for which we cannot yet provide a timing guidance include data from our phase II studies with TNFerade in melanoma and rectal cancer, additional safety and immune response data from our vaccine collaborations, initiation of HIV trials utilizing next generation vaccines and any new collaborations which leverage our core technology, although these are always hard to predict.
Now I would like to turn the call over to Mark Thornton, our new Senior Vice President of Clinical Development, who will share with you his views on the development of our lead program, TNFerade.
Mark?
Mark Thornton: Well, thank you, Doug. I’m very excited to be at GenVec. It’s clear from the company’s technology platform is likely to be widely applicable in both the therapeutic and vaccine arenas. Since I have a background in both of these areas, the technology was naturally very appealing to me. In addition, I was attracted by the promising results seen with TNFerade. Unlike most oncology drugs, which rarely show enough evidence of efficacy in phase I to guide registration pathways, TNFerade has shown strong early evidence of activity in nearly every cancer type tested.

Therefore, it’s eventual applications in the treatment of solid tumors should be relatively widespread. A key development challenge is to appreciate the differences between the thought processes of FDA medical oncologists, who will decide on the initial approval of TNFerade, and the various physicians, including surgical oncologists, radiation oncologists and gastroenterologists, who will use the product after approval. Since the FDA will regulate this product in accordance with the way they perceive it as medical oncologists — that is, as a local cancer treatment, we will work with them in concert with the wider cancer community indication by indication, to expand the label.
I feel the cancer community as a whole will embrace TNFerade for what it is, a novel way to improve radiation and chemotherapy that can be used to treat patients in a variety of clinical settings. My focus at GenVec will be to build on our work in pancreatic cancer and find additional clinical settings likely to pass muster at FDA. For example, I believe head and neck cancer is an important clinical setting for the product, given the importance of local regional control in clinical outcome.
I look forward to these trials in head and neck cancer that will be starting soon at the University of Chicago. I appreciate the opportunity to speak with you today and look forward to reporting results from our clinical programs next year. That concludes our prepared remarks. Now we would like the operator to open the call to your questions.
Operator: [OPERATOR INSTRUCTIONS]
Michelle Ha: Hi, there. The phase II portion of the TNF trial, I presume that’s 74 patients that have been already enrolled, and can you tell us how many of the phase III portion has been enrolled?
Mark Thornton: Well, actually, there’s been 51 patients enrolled in the phase II/III portion of the study. The sample size calls for a total N of 330. Because the 51 patients were part of the randomized process, these patients will be able to be part of the final analysis of the study. I believe the 74 patients your referred to is a part of the program for PACT a couple of years ago when they were wanting to have just, I believe, a strictly phase II study and then take the data from that study with endpoints like non-survival or that sort of thing and then develop a more comprehensive phase III program.
What happened early in 2005 was that they sort of converted that idea into a combined phase II/III effort wherein they could sort of emerge and flow seamlessly into the pivotal randomized portion, and the protocol has called for an interim analysis at the 51-patient mark, and so I think that covers the current state of affairs.

Michelle Ha: And can you tell us the total number of patients that have been enrolled?
Mark Thornton: The total so far, we’ve enrolled 58, of which 52 have been randomized.
Michelle Ha: And can you give us any sense as to — I know this is hard to predict, but when you’ll be able to hit — what kind of pace are we enrolling patients at at this point, per a monthly basis or on a per quarter basis, what would you say?
Mark Thornton: It has ranged. I would say seven to 10 per month, I think, has been around the average as I recall, looking at the data earlier in the year. Our real hope and expectation is that the pace, there will be an inflection in the pace. From everything we’ve heard, this lack of being able to deliver the product by the endoscopic ultrasound route has been an inhibiting factor in enrollment and what we hear is a lot of patients — or a lot of docs, I mean, have turned away from the study — or not turned away, but are waiting for the ability to deliver the product through that means.
They’ve heard about the product for years. They know about the history of the product. They believe in the endoscopic route as a very good, meaningful way to deliver the products. So that was the time and at the point of being able to add those patients that we expect a change in the rate of enrollment.
Michelle Ha: And administration through endoscopy is being evaluated at this time. Can you walk me through again — I’m sorry if you’ve had to repeat that, but can you walk me through what needs to be established in order for that process to be approved, and the timing of that?
Mark Thornton: Well, the protocol calls for an assessment of 25 patients by the PTA percutaneous route. The whole idea with the concerns about the safety with TNFerade were based on data without any kind of comparison group except historical controls or comparing it to cancer patients, pancreatic patients, esophageal patients, what have you.
So the beginnings of the PACT study, or at least earlier this year, afforded a fine opportunity to finally have a comparison group in real-time, same time as delivering of our product, to see just what is — how does a pancreatic cancer really present itself in our setting. And so with the 25 patients on TNFerade, we’ve arranged to have 15 patients in the same timeframe that were randomized as well.

So it affords a good opportunity to be able to see just what does happen with thrombo-embolic events in the pancreatic cancer setting, as we’re trying to deliver the drug in the same timeframe as delivering the standard of care of 5FU and radiation.
So the data from that is coming in. We’re going to be showing it to our data safety monitoring board this month, and also the FDA will get a chance to view the results of our analysis, and so that’s the near-term plans.
Michelle Ha: And assuming that the safety data does look good, when do you anticipate being able to use endoscopy to deliver TNFerade to the patients currently on the trial?
Mark Thornton: Well, we’re certainly planning for the success that, again, we can’t prejudge what the DSMB and FDA will say, but certainly we want to be efficient and we are planning to get as far as we can in the trials process with the interested sites to have everything ready to roll very shortly after getting the thumbs-up from the FDA and DSMB.
So we would envision that December would be the beginning of the EUS sites coming online.
Michelle Ha: Great. I’ll hop back in queue. Thank you.
Mark Thornton: You’re welcome.
Operator: Our next question is from Navdeep Jaikaria of Rodman & Renshaw.
Shawn Wu: Hello, thank you very much taking my question. This is Shawn standing in for Navdeep. I’m glad that I got this opportunity. I have a couple of questions about your financial guidance. I thought that previously you have guided for $20 million cash burn in 2007, so now you are cutting back cash burn? Is that correct?
Doug Swirsky: Hi, Shawn. No, I think $4 million is at the current rate, and clearly if we get into endoscopic administration and that has the impact of increasing either site activation or patient enrollment, that number is certainly going to be in flux a little bit. But this is a good question, because the guidance I want to be able to share with you, or what I think people should focus on, is the burn is going to be dependent, very much so, on patient enrollment and the success on the clinical side translates into greater costs being spent.

So there’s nothing that we’re — we’re not backing away from how much we’re spending on it, and it’s also a matter of what’s coming in on the vaccine side. The number I’m giving you is a net cash burn number by saying $4 million a quarter, but, again, that’s going to be dependent on what comes in on the vaccine side and what we do on patient enrollment.
Shawn Wu: That’s fair. So you have an equity line with Kingsbridge. Have you guys started accessing it, or it’s still just out there?
Doug Swirsky: Shawn, we have not yet begun accessing it. I don’t know if we will. We’re going to look at all our options in terms of fundraising. That’s there, it’s nice to have as a potential backstop, but we haven’t drawn on it, there’s no immediate plans to take money down from it at this point.
Shawn Wu: Okay, I promise this will be my final question. You guys have a lot of partners, sponsors in the vaccine programs. You see a lot of promise in this. Are you interested in doing something yourself, internally, like eventually a vaccine trial, things like this nature?
Mark Thornton: Well, certainly one of the things that I found attractive about GenVec is this amazing technology with regard to vaccines. There are a lot of very hard targets out there, very difficult viruses and I think the HIV program for me was a validation before I came to GenVec as to just how serious some very smart people consider the technology at GenVec. And certainly I think that, based on the way that the technology here, the approaches used with the adenoviral vector, elicits the kind of T cell responses that had been really in aching need with regard to the type of response needed with the vaccines for some of these recalcitrant viruses, HSV, HCV, RSV. There’s a lot of targets out there in need of some new, novel approaches.
And so there is — that’s definitely something that there might be some programs that exist that we could grow in house.
Paul Fischer: And just to add a little bit to that, Shawn. This is Paul. I think it’s really exciting that those programs that we’ve had have allowed us to build quite a capability, both on the research side and on the manufacturing and release so that when you get somebody else like Mark in that also has the clinical piece as it relates to early vaccine and commercialization efforts, it allows us to leverage that.
So one of the things we’re obviously looking at is how to best utilize all this data that’s coming in. And I know people have heard this, but I do want to remind you that with 10,000 — currently, we’re in studies of about 1,000 patients, and with the NIH planning to start this 10,000 individual study, we’ll have just a wealth of data on these vectors and I think that will really facilitate our design and analysis and cut the cost and time on any program that we would choose to do on our own.

Shawn Wu: Thank you very much.
Operator: Our next question is from Pat Ryan of AG Edwards.
Pat Ryan: Yes, for Mark Thornton or Paul Fischer. Regarding the 52 patients in the phase II part of the II/III trial. Will we get resection data on those patients at the ASCO GI meeting in January?
Mark Thornton: This is Mark. I don’t believe that the company plans to present at ASCO GI per se, and the 51 patient analysis, because there’s a need to follow the 51st patient out to the three-month mark, the actual analysis has to wait until that week 12 CAT scan from that 51st patient. So that’s a first quarter kind of projection that we have for that analysis, and so that’s not in the timing with the ASCO GI conference.
Pat Ryan: So more likely we’d get the resection data at which conference? Will we be waiting until ASCO in June, or is there something between ASCO GI and the main ASCO meeting in June.
Doug Swirsky: Our goal with regard to disclosing data is to provide it when it’s available and not to necessarily try to fit into artificial timelines set by when these conferences want abstracts submitted. We want to be very clear that our policy is going to be disclose data that’s material when it’s available and not hold back, waiting for the right opportunity. So, good or bad, we would expect to give you that data when it’s available.
Pat Ryan: Okay, great, because in prior years it always seemed like GenVec’s policy was to wait for a conference and announce it then and there wasn’t interim stuff done in between conferences, and I just wondered if that was a new change.
Paul Fischer: This is Paul. It is, and one of the things we’ve thought a lot about with both the regulations out there and then also investor interest and need to hear what’s going on, and the other thing is the fact that the medical conferences are getting more and more difficult to provide abstracts in advance without the data.
We’ve in the past sometimes been able to put in an abstract where we say when the data was available, we would then add it. And, as conferences have gotten more concerned about that, we feel that we just don’t want the tail wagging the dog. And, in this case, I think it’s much better, as Doug said, for us to take control of the data, be able to present it, because the investor otherwise is waiting for a deadline on a conference which might not be relevant to the disclosure of the data. So we’ve talked about that and Doug’s input has been great here.

Mark Thornton: Yes, we want to use best practices with regard to the disclosure here and the transparency is very important.
Pat Ryan: Okay, thank you, Dr. Fischer, thank you, Mark.
Operator: Our next question is from Stefan Loren of MTB Investments.
Stefan Loren: Good evening, thanks for taking my question. Actually, most of what I wanted to ask has been asked already and answered, but I wanted to jump back a little bit on the strategy for vaccines, specifically. Number one, are you looking, potentially, to JV any of the internal technology at this point? There’s been a ton of news that you’ve been putting out recently, and certainly this looks like a tremendous value creation engine for the future.
What new targets might you be looking at internally, and then number two, as I said, would you be looking to JV this and to get a little bit more of a jumpstart on the research, rather than simply with governmental agencies, more on the corporate side.
Paul Fischer: It’s a really good question and I think probably all of us want to take a shot at answering this. From my point of view, there’s sort of a different view from both the investor world and actually from GenVec’s view if you do partnerships beyond government that also include corporate validation. So I think there’s reasons to do that, because certain companies have a different timeline, different sense of urgency, or they have different models and capabilities that the government may not have.
So the answer, in short, is yes, we definitely are in discussions and will continue to talk with other parties about the possibility of our technology. One of the things that obviously has happened to GenVec in the last 18 months has been the data. And as the data have come in, first in animals, now, we’re seeing it validated in humans, the general interest, not only in GenVec’s technology, but adenovectors at large for use in vaccines, has really gone up a lot.
And so I think now the stage is set for us with the manufacturing well worked out, with the just terrific research capability for designing, building these vectors. We have special cell lines. We have all sorts of things that are true differentiation. It puts us in a much better position.
We still want to work with experts out there. We don’t want to convince you or try to tell you that we’re vaccine experts, per se. I think we can work with other experts to really bring the products forward. So maybe Doug would want to comment a little bit on the business development side and Mark on some of the targets.

Doug Swirsky: We’re actively looking of ways to leverage the technology, Stefan, and getting a lot of inbound calls to explore things, but it’s all the — nothing concrete to talk about now. It’s not long-term, sustaining business model to just have the government as your only customer and we don’t think that will be the case. In the intermediate term, I think there’s a lot of opportunities for GenVec in vaccines, and it’s one of the things that we’re excited about.
Stefan Loren: Is there an opportunity perhaps, for you to monetize via technology licensing agreements, non-exclusive agreements, or is it more that you’re looking for one on one partnerships?
Doug Swirsky: No, I think we’re going to have basically an open mind with respect to what things look like. I certainly don’t want to look at things on an exclusive basis because there are so many different ways to leverage the technology, to leverage our cell lines and the vectors so there’s no one size fits all on what we can do on the business development side to leverage what we’ve got here, but we’re certainly not excluding any type of arrangement as something to at least consider.
Stefan Loren: Great, thanks.
Mark Thornton: This is Mark Thornton, too. Clinically, I’m reminded of the slide that Tony Fauci presents when he speaks on the great need out there for all the targets that are out there, and it’s like a kid in a candy store sometimes with regards to the bandwidth about making choices. Our strategy will be to look for potential targets that add the most value to GenVec and there are a good — I think there’s a good way to kind of assess those, see the pros and cons of each and narrow it down to potentially have a good, robust program.
Stefan Loren: Thank you very much.
Operator: We have a follow-up from the line of Navdeep Jaikaria.
Shawn Wu: I just wanted to confirm your guidance for next year, between $10 to $13 million?
Doug Swirsky: Of revenue?
Shawn Wu: Yes.
Doug Swirsky: That’s correct, Shawn, and the reason why this seems less than last year is because a lot of the revenue had to do with pass-through on the manufacturing side, so when you look at it on an apples-to-apples basis, I guess it really is not going to be a decline. It’s really when you look at how we accounted for revenue last year and the pass-through nature of some of that reimbursement, that’s what’s created the differential. So thank you for asking, so I could clear that up.

Shawn Wu: It’s good, so, actually, the material cost associated with producing those materials recorded as R&D, right? So I guess I should also see something in the R&D. Okay, thanks a lot.
Doug Swirsky: Thank you for the question.
Operator: We have a follow-up from Michelle Ha.
Michelle Ha: Hi, guys. A question on the vaccines. Just out of curiosity, for the 10,000 volunteer HIV trials, how many other vaccines are going to be tested in addition to GenVec.
Paul Fischer: Well, the way the trial is currently planned is to have a prime, boost strategy, and the prime is a DNA vaccine that is naked DNA. It’s made and formulated by Vical. They also have a collaboration, very similar, with the NIH to provide for the Vaccine Research Center the prime. The adeno in this context is the boost, and for those of you who are not familiar with that, the immune system seems to do much better when it sees an antigen at two different time points, presented somewhat differently, so that it reacts, oh, my goodness, something really bad’s happened. I need to really react to it. And that’s the boost portion, and it turns out that adeno is an extraordinarily good boost.
It can also be used as a prime, and we’ve had good results in the NIH studies with it as a prime, but the boost allows the individual to have oftentimes log order stimulations of there immune response, both cellular and T cell. Mark, do you have any further comments on the prime, boost strategy?
Mark Thornton: No, I think that sums up how we’ll be looking at the different candidates with regard to the best — both clinical and regulatory pathways, the best, optimal combination of those two routes.
Paul Fischer: And, just as an aside, it is worth nothing that because of the really excellent technology in modifying the adenovectors and using what is called different serotypes, GenVec’s actually been able to come up with a variety of related but distinct adenovectors which allow either themselves to be used as prime, followed by a different adenovector as a boost, or with other reagents, so it gives us even more flexibility.
Michelle Ha: So, the entire 10,000 trial — will a portion of those patients see the GenVec adenovector?

Paul Fischer: Absolutely, absolutely. I think — I’m not 100% sure I’m correct on this, but I believe it’s a one to one randomization. I’m really not sure of that, but half of the patients will get first primed with the DNA, followed by the adenovector as the boost, and the other will get some form of a saline placebo.
So I don’t want to comment exactly on it, because that’s really the NIH’s study. But, of those getting a vaccine, they will all get adenovectors.
Michelle Ha: Okay, and going back to the TNFerade trial, for the 51 patients that you’ll have an analysis ready for us in 4Q, is that correct?
Paul Fischer: Actually, 1Q.
Michelle Ha: 1Q, okay. What type of data should we expect?
Paul Fischer: Well, that’s an important question. There’s two events coming up, and I kind of want to distinguish between these so that you’ll be sure you have it. The first set of data is sort of the subset of that analysis, which is really the safety analysis on the first group of patients. That’s actually being compiled literally as we speak, and it will go to he DSMB, which is the drug safety and monitoring board, this month. They’ll look at it, along with the FDA, so that we can start the EUS. And we’ll let you know the outcome of that as soon as we have the regulatory authorities have gone through and looked at that and we can give you a clear answer.
That should be soon, and that, as you asked before, we’ll be ready to start the EUS. But coming on the heels of that is an analysis which will include a variety of efficacy parameters. Now, since this is a phase II/III, I want to make it clear that we can’t really report on the survival data from the phase II because that’s going to be part of the endpoint for the phase III, but we do have a variety of other biological activity parameters that we’ve indicated that we will be looking at, and just to list those for you. We’ll be talking about tumor response or shrinkage, we’ll be looking at tumor progression as the appearance of new tumors in the liver or the growth of the primary tumor.
We’ll be looking at biomarkers, such as CA 19-9, which is a measure of the tumor itself. And then we’ll also be looking at resection rates. That question was asked, too. It’s an important point. Will we see a difference in perhaps maybe more patients? These are normally unresectable. Very few ever get resected, but maybe we’ll see an increase in the resection rate or the number of patients who have negative margins. So we’ll be able to report on all of those kinds of parameters. They’re very important to the trial, but they are not really the primary endpoint for the big 300-patient study, so I hope that’s clear. And that will give you both safety and efficacy, a real good indication of the trend of the activity of this drug.

Mark, do you want to add to that?
Mark Thornton: No, Paul, I think that sums it up.
Michelle Ha: Do you have a— does the DSMB have a certain timeline, a typical timeline, for coming back with the results?
Paul Fischer: Yes, they usually are very quick. I can’t speak for them and maybe Mark has a little better insight on this, but they tend to get the data in advance. They look at it. They will analyze it fairly quickly and provide feedback to GenVec very soon, so that should not take long. And then, pretty much in parallel with getting that information, we’ll send that to the FDA, so they will have a good chance and start that process of the IRBs as well. So it should be actually quite quick.
Michelle Ha: Okay, thank you.
Operator: Our next question is from Steve Flacks of Flacks Investment.
Steve Flacks: Yes, hi. Assuming endoscopy is approved, what do you think enrollment would then be on a monthly basis?
Mark Thornton: Well, we certainly expect it to have a positive impact. As I said, from what we’re hearing, the community has a certain mindset that this is a very important route of administration. Our goal is to probably get to the kind of pace that we could predict that the trial would be accomplished in fairly swift order. Of course, it’s always hard to predict these sorts of things, hard to quantify.
I can tell you that, as I said, that when interact with the sites, that the docs are very disappointed that they’ve been having to wait and that the investors, especially, very much want to give the drug by this route, and so, as we said, it’s hard to quantify but certainly it’s going to have a positive impact.
Steve Flacks: Also, doctor, I’d like to get an idea what your registration strategy is going to be like for TNFerade.
Mark Thornton: Well, basically, I’m very much pro pancreatic indication. That was when I saw the data that has been published by the company to date, it’s very, very compelling. I think, I would guess, as in typical programs in oncology, the strategy for what to explore in phase II came out of the positive data from phase I. In the case of TNFerade, it was almost, I believe, sort of a random series of events that ended up with getting pancreas patients in there and then having such good responses, favorable responses from melanoma, favorable responses from rectal. As I said at the start, just about every cancer type it touches, there’s some sort of response. So there’s no doubt as to why the company sort of explored that.

I take a slightly different approach, in that given that the presumption is there’s very widespread activity, I look at it as the other challenge, as I mentioned, that the challenge for me is that we’re dealing with a local cancer therapy and that’s a bit of a foreign concept to FDA medical reviewers.
They look on it very peculiarly. You need to be able to communicate at their level as to what it is you’re doing. At the same time, we’re actually interacting with the surgical oncology community and radiation therapy oncology community, and those guys just don’t usually talk to each other, see much of each other. Their trials usually aren’t necessarily in sync with one another.
So my job is to sort of orchestrate and choreograph this from a strategic point of view. So, clearly, the pancreas is the lead indication for strategy to the marketplace. I’m very excited, however, by the other programs that are ongoing with regards to rectal, melanoma. I’m sure everyone on the call knows about the very interesting results from the small numbers of melanoma patients early in the program. I just heard the other day that those patients are still alive, the two patients that had the response, out to five years now. Very remarkable, I think, sort of results, so that’s why, of course, we’re looking at it in sort of a modest approach in our melanoma program to just see what’s out there.
But, as I mentioned, I’m most excited — or equally excited, I think, with pancreas about the head and neck potential, just because this could be sort of an arena that you can get the medical onc guys and the surgical onc guys to agree on, that progression into head and neck is not a good thing and that if you can do anything to prevent that, you’ve got a potential variety of accelerated approval kinds of strategies, wherein you don’t necessarily need the longer-term endpoints. You just need to show the kind of objective responses in certain settings where that has — I believe would be enough for an accelerated approval strategy.
So I’m really keen on interacting with this great team at Chicago that we have. We have two different indications there. One is in elderly and frail patients, the ELF study, as they’re calling it. NCI funded — both of these studies are NCI-funded, by the way. We’re just paying partial cost. But in the case of the elderly and frail trial, these are patients who have not received surgery yet, or radiation. They’re very frail, to the point of concern of the normal, the harsh therapeutic regimen, and so the trial calls for going in with the TNFerade right off the bat. That should be very interesting, to see the data emerge from that trial. And then the TNF CORE study, as they’re calling it, is kind of a more traditional thinking, I guess, with regards to strategy, head and neck, already having received surgery, radiation. Then it comes back and that’s also a very dire setting to be in.

So, in that case, the TNF CORE aspect of the head and neck Chicago program is to look at the ability to cause some kind of local regression of the tumors in that patient population. So there’s a lot of sort of — I tip my hat to my predecessors, who I think picked the indications based on the data that was there in their hands. I think all I’ve done is sort of put a different spin on it. My goal is to drive this across the goal line, and there’s a minefield, of course, between here and that goal line with regards to all of the sort of roadblocks that FDA throws up in front of you. So I consider it my job to get us through that minefield and to that first approval.
Steve Flacks: Thank you.
Paul Fischer: This is Paul. That was a very good question, because one of the things that really caught my attention when I was interviewing Mark was how he would approach, not just for TNFerade, but in general, how you can utilize a company like GenVec’s limited resources in the best way to get approvals and get the drug onto market. And one of the things I hope you’re hearing on the call, certainly I’ve been very excited about, is the creativity of saying, okay, we have a situation here. Let’s think the way the FDA would most likely respond in a positive way and combine that with what the clinical community sees as needs and ways to put the patients on.
So it’s a real blend that I think certainly I appreciate here at GenVec, I think everybody else on the management team does. It’s a great leadership addition to our company, to have that insight right in house and saving time already. So I think that’s a real plus for us.
Operator: Our next question is from Dorie Steinberg.
Dorie Steinberg: Hi, I just wanted clarity on the presentation of the interim data. You’ve said that the analysis will be a Q1 event. Is there a lag between analysis and the release of data? So could the release of data be a Q2 event, or will it be a Q1 event, or just after the GI ASCO?
Paul Fischer: The reason we’re not tying it to the ASCO GI was the reason I mentioned earlier, is that just we didn’t have enough to put in the abstract to ensure that it was going to be an appropriately reviewed thing, and as Mark indicated, we really wanted to get the full interim look, the last patient with three months’ data. So the answer to your question is, we’ll try and do the analysis as quickly as we can be sure all the data are correctly annotated and done and do it in the right regulatory way and then analyze that and get it into some form of release so that you don’t have to wait until some next scientific meeting.

Dorie Steinberg: So I guess what I’m trying to do is I know some things are uncertain in terms of timing of data, but are you comfortable saying that the data will be public sometime Q1, of the interim?
Paul Fischer: I’m comfortable saying the analysis will be done in the Q1. I can’t speak until Mark gives me the go ahead, and he talks with his other investigators on the study, so that we know what the interpretation of those data are, et cetera. I’m really not the medical guy here. But I want to get the feedback from our clinical regulatory colleagues and the people they’re interacting with on the study to be sure that we do it appropriately.
Doug Swirsky: The reason why we’re saying Q1 for analyzing the data, Q2 to present it, is we don’t want overpromise, I think. We’re going to have the data to look at in the first quarter. We want to be thoughtful in terms of analyzing it, but when that analysis is complete, we will release. So it’s certainly within the realm of possibility you’ll hear something in the first quarter. We feel much more comfortable in terms of giving you a timeline that we were prepared to stand behind to say that second quarter is much more likely that we’ll be able to come to you and report something.
Dorie Steinberg: Okay, and let me ask a similar question of the initiation of the 10,000-patient HIV trial, which obviously is not your initiation. But are you being led to believe this is a first quarter event or a second-quarter event?
Doug Swirsky: I think we’ve given ourselves, again, a little bit of room just to maintain our credibility and say we think it’s in the first half, and if it’s earlier in the year, great. There’s a couple of pieces that need to come together. We’ve done our piece, I think in terms of what Vical is doing, they’ve got five out of six pieces of the puzzle that they’ve delivered on. So when that all comes together and they’re prepared to start enrolling patients it’s going to happen and everything’s lined up. So we feel very comfortable saying it’s going to happen in the first half, and I’d love to come to you on the next call and say that it’s already in process, but, again, don’t want to overextend ourselves.
Paul Fischer: This is Paul. There is a way to at least keep a little bit of breadth to that in that the government on their site does actually list under the — I’m not sure the exact designation, but they do put on their website there some of these trials and what their expected things are. So you can also just double-check that as an independent source. And I think it’s the Vaccine Research Center’s website which has the actual projections and that’s another way for you to check independent of us.
Dorie Steinberg: Do you know what the website is?

Paul Fischer: I would go to the NIH and then look up Vaccine Research Center and it should take you to that site.
Dorie Steinberg: All right, thank you very much, and I also really appreciate being able to hear in depth Mark and I’m spacing on your CFO’s name. I really apologize. But it’s wonderful to get the whole brain trust on the call. It’s really appreciated.
Paul Fischer: Thank you very much, and I appreciate it as much as you do.
Operator: Our next question is from Michelle Ha.
Michelle Ha: Thanks for taking my last question. Doug, quick question for you. Can you break down the stock-based compensation for me for the quarter in R&D and SG&A?
Doug Swirsky: Sure. The stock-based compensation?
Paul Fischer: He’s quickly thinking through the Rolodex, flip, flip, flip, so we’ll get you an answer in just a second.
Doug Swirsky: So in terms of $844,000 for 123R.
Michelle Ha: Eight-forty-four.
Doug Swirsky: Through the third quarter.
Michelle Ha: Oh, through the third quarter. Can you break that down between R&D and G&A?
Doug Swirsky: I’m sorry, breaking it down between, what? R&D and G&A? Bear with me. So the breakdown would be $629 for research and development and $255 for G&A.
Michelle Ha: Great, thank you.
Doug Swirsky: Thank you for the questions.
Operator: [OPERATOR INSTRUCTIONS]
There are no further questions, sir.
Paul Fischer: Well, we’d like to thank you very much for joining the call today. I again express my appreciation to Doug and Mark for getting on the call and the really excellent questions that came through today. We’ll endeavor with Doug being here to be as clear as we can in both the calls and in the follow-up and with Mark, the clinical data will come out as soon as he can handle it, and we’ll try and keep that going as we move forward.
Thank you very much.
Operator: Ladies and gentlemen, this concludes the conference. You may now disconnect. Have a good day.